Exhibit 5.2

Su Ping Lu	Honeywell
Vice President, Corporate	855 South Mint Street
Secretary and Deputy	Charlotte, NC 28202
General Counsel	www.honeywell.com

March 1, 2024

Honeywell International Inc.

855 South Mint Street

Charlotte, NC 28202

Re:	Honeywell International Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Deputy General Counsel of Honeywell International Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the issuance and sale of the Company’s $500,000,000 4.875% Senior Notes Due 2029, the $500,000,000 4.950% Senior Notes Due 2031, the $750,000,000 5.000% Senior Notes Due 2035, the $1,750,000,000 5.250% Senior Notes Due 2054 and the $650,000,000 5.350% Senior Notes Due 2064 (collectively, the “Notes”) in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-260437) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registration Statement contains a prospectus (the “Shelf Prospectus”) relating to the issuance and sale by the Company from time to time, as shall be set forth in one or more supplements to the Shelf Prospectus, of the Company’s debt.

As counsel for the Company, I have examined such documents, including the Registration Statement, the Indenture between the Company and Deutsche Bank Trust Company Americas, as trustee, as may be supplemented from time to time (the “Indenture”), the Amended and Restated Certificate of Incorporation and By-laws, as amended, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) relating to issuance of the Notes (the “Resolutions”). I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that, at the time of the authentication and delivery of the Notes, the Resolutions will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Notes, the Registration Statement will be effective and will continue to be effective, none of the particular terms of such Notes will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1. The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

2. The Notes have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company, enforceable in accordance with the terms thereof.

This opinion is subject to the following qualifications and exceptions:

(a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

(b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

My opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law) and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

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Very truly yours,

/s/ Su Ping Lu

Su Ping Lu
Corporate Secretary